Agreement and Plan of Merger

By and Among

Pipeline Data Inc.

Aircharge, Inc.

and

World Products, Inc.

d/b/a Aircharge

August 15, 2005

EXHIBITS

Exhibit A	List of Shareholders
Exhibit B	Articles of Merger
Exhibit C	Certificate of Incorporation
Exhibit D	Bylaws
Exhibit E	Lock Up Agreement
Exhibit F-1	Richard Hoffman Employment Agreement
Exhibit F-2	Robert L. Wallace III Employment Agreement
Exhibit G	Schedule of Exceptions
Exhibit H-I	Legal Opinions
Exhibit J	Supplemental Incentive Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of August __, 2005 (this “Agreement”) is entered into by and among Pipeline Data Inc., a Delaware corporation (“PPDA”), Aircharge, Inc., a Delaware corporation and wholly owned subsidiary of PPDA (the “Purchaser”), World Products, Inc., an Illinois corporation, doing business as Aircharge (the “Company”), the shareholders of the Company as indicated on Exhibit A hereto (the “Shareholders”). Richard Hoffman and Robert L. Wallace, III are sometimes referred to herein as the “Employee Shareholders.”

RECITALS

A.            The Company, the Shareholders, PPDA and the Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and the Purchaser pursuant to this Agreement (the “Merger”).

B.            The Board of Directors of the Company and the Shareholders have approved the Merger as required by applicable law.

C.            The Board of Directors and the sole shareholder of the Purchaser have approved the Merger as required by applicable law.

AGREEMENT

In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - THE MERGER

1.1	The Merger

Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of the Company shall cease and the Company shall be merged with and into the Purchaser (the Purchaser is sometimes referred to herein as the “Surviving Corporation”), and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Delaware and other applicable law.

1.2	The Closing

The closing of the Merger pursuant to this Agreement (the “Closing”) shall take place on the earliest practicable business day after the conditions to the Closing of the Merger set forth in Articles V and VI are satisfied or waived but in all events no later than September 30, 2005 (the “Closing Date”) at XXXX a.m. local time at the Massachusetts offices of PPDA, or such other time or location as PPDA and the Company shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates and other items as may be required under this Agreement or the other Related Documents (as defined in Section 2.2(b)) or otherwise.

1.3	Effective Date and Time

On the Closing Date and subject to the terms and conditions hereof, articles or certificates of merger (collectively, the “Articles of Merger”) complying with the applicable provisions ofthe Delaware General Corporation Law (“Delaware Law”), in substantially the form or forms attached hereto as Exhibit B, and in such form and executed in such manner as required by Delaware Law, shall be delivered for filing to the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Delaware Secretary of State requires any changes in the Articles of Merger as a condition to its filing or to issuing its certificate to the effect that the Merger is effective, PPDA, the Purchaser, the Company and the Shareholders will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any substantial change in the terms of this Agreement.

1.4	Certificate of Incorporation of the Surviving Corporation

At the Effective Time, the Certificate of Incorporation of the Purchaser shall be in the form attached hereto as Exhibit C and shall be the Certificate of Incorporation of the Surviving Corporation. Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5	Bylaws of the Surviving Corporation

At the Effective Time, the Bylaws of the Purchaser shall be in the form attached hereto as Exhibit D and shall be the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms, the terms of the Certificate of Incorporation of the Surviving Corporation and as provided by law.

1.6	Merger Consideration; Conversion of Shares
1.6.1	Exchange Ratio

As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof:

(a)           All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

(b)           Each issued and outstanding share of capital stock of the Company (the “Shares”) shall be converted into the right of the holder to receive from the Surviving Corporation the Per Share Merger Consideration. The “Per Share Merger Consideration” shall mean an amount equal to the Closing Consideration (as defined in Section 1.6.1(c)(i)) divided by the number of Shares.

(c)	For purposes of Section 1.6.1(b), the “Closing Consideration” shall mean:

(1)           Two Hundred Thousand ($200,000) Dollars in immediately negotiable funds (the “Cash Consideration”)

(2)          Convertible promissory notes (the “Notes”) payable to the Shareholders in proportion to their respective share holdings in the Company, in the aggregate principal amount of Five Hundred Twenty-fiveThousand ($525,000) Dollars, which shall be convertible at maturity, at Shareholders’ option, to shares of PPDA at $1.50 per share. The Notes shall mature two years from date or sooner upon closing of a secondary public offering of PPDA stock, and shall bear interest at the annual rate of LIBOR. Interest on the Notes shall be payable in quarterly installments. Principal and any accrued interest shall be due upon maturity. PPDA shall have the option to prepay principal and interest without penalty.

(3)           Nine Hundred Thousand (900,000) shares of restricted common stock of PPDA (the “PPDA Common Stock”), subject to twelve (12) month lock up provisions as provided in the Lock Up Agreement in substantially the form attached hereto as Exhibit E (the “Lock Up Agreement”) to be entered into as of the Closing among PPDA and the Shareholders to be transferred at the Effective Time.

(d)    PPDA agrees to capitalize the Purchaser, prior to the Effective Date, with cash or other properties, including its own Common Shares and convertible, assignable promissory notes, sufficient to fund the Purchaser’s obligation for the Closing Consideration.

(e)           The number of shares of PPDA Common Stock payable as Closing Consideration, the principal amount of each Note, and the amount of cash payable at Closing to each Shareholder is set forth opposite such Shareholder’s name on Exhibit A hereto.

(f)            The Purchaser shall pay cash to each Shareholder in lieu of any fractional share of PPDA Common Stock pursuant to Section 1.6.4.

1.6.2	Intentionally Deleted
1.6.3	Exchange of Certificates

As soon as practicable after the Effective Date, the Surviving Corporation will be entitled to receive, upon surrender to the Surviving Corporation of one or more certificates representing Shares of the Company for cancellation, certificates representing the number of shares of PPDA Common Stock that such Shareholder is entitled to receive at the Closing as set forth in Section 1.6.1(c)(i)(3). The shares of PPDA Common Stock that each Shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. If the Closing Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing the Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Surviving Corporation any transfer or other taxes required by reason of the payment of the Closing Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Surviving Corporation nor any other party hereto shall be liable to a holder of Shares for any Closing Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

1.6.4	No Fractional Shares

No certificates or scrip representing fractional shares of PPDA Common Stock shall be issued upon the surrender for exchange of certificates representing the Shares pursuant to the Merger, and no dividend, stock split or other distribution with respect to PPDA Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of each such fractional share, the Surviving Shareholder shall pay to the holder thereof, as soon as practicable after the Effective Date, an amount in cash equal to such fraction multiplied by US$1.00.

1.6.5	No Further Transfers

After the Effective Time, there shall be no transfers of any Shares or shares of other capital stock of the Company on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares or shares of other capital stock of the Company are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with this Section 1.6.3.

1.7	Employment Matters

(a)         The Purchaser agrees to employ the Employee Shareholders, pursuant to respective employment agreements in substantially the form attached hereto as Exhibit F-1 and F-2 (the “Employment Agreements”) to be entered into as of the Closing among the Purchaser and each of the Employee Shareholders. The Purchaser’s obligations thereunder shall be guaranteed by PPDA.

(b)         Under the terms of the Supplemental Incentive Agreement at Section 4.4 therein, PPDA agrees to make operating capital in certain sums and at certain intervals available to Company effective as of the date of merger. Notwithstanding the fact that the merger transaction will not become effective until the conditions to the Closing of the Merger set forth in Articles V and VI are satisfied or waived, including the approval of PPDA’s Board of Directors, PPDA shall, upon execution of this Agreement and Plan of Merger, provide operating capital to the Company pursuant to the provisions as set forth in said Section 4.4 of the Supplemental Incentive Agreement to the same effect as if the merger herein had been consummated and such Supplemental Incentive Agreement had become effective. In the event the Board of Directors of PPDA shall fail to approve the merger herein contemplated, or the merger shall not be consummated for any other reason, except for a breach of this Agreement by Shareholders or the Company, the repayment of such amounts contributed to provide operating capital to the Company prior to termination of this Agreement shall be deemed forgiven by PPDA and the Company shall be relieved of the obligation to repay same; provided, further, however, that in addition thereto, PPDA shall pay to the Company the sum of $100,000 as a penalty for not consummating the merger. If the merger contemplated herein shall not be consummated because of the breach of this Agreement by the Shareholders or the Company as provided in Section 7.1(d) herein, such amounts so advanced to the Company shall be deemed loans to the Company by PPDA and shall be repaid to PPDA by the Company within 30 days after written notification by PPDA of such uncured breach; provided, further, however, that in addition thereto, the Company shall pay to PPDA the sum of $100,000 as a penalty for not consummating the merger. If the merger contemplated herein shall be consummated upon approval by the Board of Directors of PPDA, the amounts so advanced shall be deemed loans to the Company by PPDA, the obligation for the repayment of which shall therein be assumed by the Purchaser.

1.8	PPDA Support

PPDA shall provide the Surviving Corporation operations the following support: a shared national retail accounts employee, a shared trainer, a shared wholesale account manager as well as accounting support as needed.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SHAREHOLDERS

The Company and each Shareholder hereby jointly and severally represent and warrant to the Purchaser and PPDA as follows in this Article II, subject to the exceptions set forth in the Schedule of Exceptions attached hereto as Exhibit G (the “Schedule of Exceptions”) (each of which exceptions (x) shall specifically identify the provision or provisions of this Article II to which such exception relates and (y) shall constitute a representation and warranty under this Article II); provided, however, that each Shareholder represents and warrants with respect to Sections 2.2(b), and (c) and 2.26 only with respect to himself or herself.

2.1	Organization and Good Standing

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as now conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in the jurisdictions set forth in Schedule 2.1 of the Schedule of Exceptions. There is no other jurisdiction in which the business the Company or a Subsidiary is conducting, or the operation, ownership or leasing of their respective properties, requires the Company to be qualified to do business as a foreign corporation, except where the failure to be so qualified has not resulted in, and could not reasonably be expected to result in, either individually or in the aggregate, a material adverse effect on the business, results of operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company (a “Company Adverse Effect”).

(b)           Schedule 2.1(b) of the Schedule of Exceptions contains a complete and correct list of all jurisdictions in which the Company maintains offices or personnel or otherwise conducts business and a description of the activities of or on behalf of the Company in each such jurisdiction.

2.2	Authority and Enforceability; Good Title

(a)           The Company has all requisite power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Merger, have been duly authorized by all necessary corporate and shareholder action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)           Each Shareholder is legally competent and has all requisite power and authority to enter into this Agreement and each of the agreements, certificates, instruments and documents executed or delivered (or required to be executed and delivered, as a condition to the Closing or otherwise) pursuant to the terms of this Agreement by such Shareholder (collectively, the “Related Documents”), including, without limitation, the Employment Agreements in substantially the forms attached hereto as Exhibits F-1 and F-2 and the Supplemental Incentive Agreement in substantially the form attached hereto as Exhibit J, to be entered into as of the Closing between Purchaser, PPDA, the Shareholders, and /or the Employee Shareholders and to perform fully such Shareholder’s obligations hereunder and thereunder. This Agreement has been, and each Related Document to which any Shareholder is a party has been or will be at or prior to the Closing, duly executed and delivered by such Shareholder. This Agreement is, and each other Related Document will be upon execution and delivery thereof by a

Shareholder, a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

(c)           Each Shareholder owns beneficially and of record the Shares set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and delivery by such Shareholder to the Purchaser of the certificates representing the Shares at the Closing will transfer to the Purchaser good and valid title to the Shares and the Purchaser will acquire record and beneficial ownership of the Shares, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim.

2.3	Consents and Approvals

The execution, delivery and performance of this Agreement and the Related Documents by the Company and the Shareholders (as applicable), and the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any statute, law, ordinance, rule, regulation or administrative ruling or any governmental permit, franchise or license or any injunction, judgment, order or consent or similar decree or agreement, whether federal, state, local or foreign (any of the foregoing being referred to herein as a “Law”) applicable to the Company or any Shareholder, except such violations as would not result in a Company Adverse Effect and would not have a material adverse effect on the ability of any Shareholder to consummate the transactions contemplated hereby, (b) require any consent, approval or authorization of, or the making of any declaration, filing, registration, qualification or recording with, any individual, corporation, partnership, association, trust, joint venture, unincorporated organization or other entity or any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign (“Governmental Entity” or “Person”) by or on behalf of the Company or any Shareholder, except for compliance with the applicable securities laws and the filing of all documents necessary to consummate the Merger with the Illinois Secretary of State and the Delaware Secretary of State, other than those that have been made or will be timely made, and except such violations as would not result in a Company Adverse Effect and would not have a material adverse effect on the ability of any Shareholder to consummate the transactions contemplated hereby, (c) result in a breach, violation or default under, an acceleration or termination of, or any other cause of action under, or create in any party a right to accelerate, terminate, modify or cancel (“Breach”), any agreement, lease, note, instrument, contract, arrangement or other restriction, encumbrance, obligation or liability to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound or to which any of their assets or rights are subject, except as set forth in Schedule 2.3(c) of the Schedule of Exceptions, except such Breaches as shall not cause a Company Adverse Effect, (d) result in the creation of any Encumbrance (as defined in Section 2.8(b)) upon, or forfeiture of, any of the Company’s or any Shareholder’s assets or rights, except such Breaches as shall not cause a Company Adverse Effect, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents or bylaws of the Company, except such Breaches as shall not cause a Company Adverse Effect, (f) invalidate or adversely affect any permit, license or authorization used in the conduct of the business of the Company, or (g) require any severance payments, stay bonuses or other special compensation to be made by the Company.

2.4	Capitalization

The authorized capital stock of the Company consists solely of 1,000 shares of common stock, without par value per share (“Company Common Stock”), of which 100 shares are issued and outstanding. Such issued and outstanding shares of Company Common Stock constitute the Shares. All such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any preemptive or other similar rights, and are held beneficially and of record by the Shareholders. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including preemptive or similar rights), convertible or exchangeable securities or commitments or other agreements of any character which obligate or may obligate the Company to issue any additional shares of capital stock or any securities convertible into, exercisable for, exchangeable for or otherwise evidencing the right to acquire any shares of capital stock of the Company. There is no agreement or charter or bylaw provision which obligates or may obligate the Company to purchase or redeem any securities or options, warrants or other rights to acquire securities of the Company. The Company has provided the Purchaser with true and complete copies of all certificates or other documents or instruments evidencing or representing the Shares. Immediately prior to the Closing, (i) the Company will have no outstanding equity securities other than the Shares and (ii) the Company shall have no obligation to pay any dividends or other Distributions (as defined in Section 2.7(i)). There are no shareholders’ agreements, voting agreements, voting trusts or other agreements or understandings to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound relating to the voting of, giving of written consents with respect to, or the placing of any restrictions on, any shares of capital stock of the Company. None of the Shares is subject to any right of first refusal, right of first offer, co-sale right, other restriction on transfer or other agreement or obligation of any kind with respect to any sale, transfer or other disposition of such Shares. The Shares were issued in compliance with all applicable federal, state and other laws.

2.5	Financial Statements

The Company has delivered to PPDA balance sheets and statements of operations, retained earnings and cash flows of the Company as of and for the fiscal years ended December 31, 2003 and 2004 and for the first quarter of 2005, or such shorter time as the Company has been in existence. All such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with the books and records of the Company fairly present the financial position, results of operations and changes in cash flows of the Company as of the dates and for the periods indicated, subject to normal, recurring, period-end adjustments which will not be material individually or in the aggregate and to the absence of footnotes. The Company maintains a system of accounting and internal controls which is adequate for its business, and the Company is not aware of, and has not been advised by any independent accounting firm of, any material weaknesses or reportable conditions in its accounting or internal control systems. The Company’s accounting practices with respect to expensing software development costs are reasonable. The Financial Statements of the Company and each of the Subsidiaries have been prepared in accordance with generally accepted accounting principles applicable in the relevant jurisdiction.

2.6	Undisclosed Liabilities

(a)           The Company has no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise) which should be reflected or reserved against under generally accepted accounting principles applicable in the relevant jurisdiction and which are not reflected or reserved against in the balance sheet of the Company dated December 31, 2004, except liabilities and obligations which are not material either individually (which the parties agree shall mean, for the purpose of this Section 2.6 only, US$10,000) or in the aggregate (which the parties agree shall mean, for the purpose of this Section 2.6 only, US$25,000) or were incurred since December 31, 2003 in the ordinary course of business.

(b)           There are no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise) for which the Company has been or could be held liable, except as otherwise provided in Section 1.7(b) above.

2.7	Absence of Certain Changes or Events

Except as set forth in Schedule 2.7 of the Schedule of Exceptions, the Company has not, directly or indirectly:

(a)           taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and the Related Documents) other than in the ordinary course of business, consistent with past practice;

(b)           sold, leased or licensed to others or otherwise disposed of any material amount of assets or rights (except for sales of inventory in the ordinary course of business);

(c)           entered into any contract, agreement or other binding obligation, other than this Agreement and the Related Documents, relating to (i) the purchase of any equity securities or options, warrants or other rights to acquire equity securities of any Person, (ii) the purchase of assets either material in amount or constituting a business, or (iii) any merger, consolidation or other business combination;

(d)           canceled or compromised any Debt or other material obligation owing to the Company or any claim in excess of US$10,000 individually or US$25,000 in the aggregate, waived or released any right in excess of US$10,000 individually or US$25,000 in the aggregate, or instituted, settled or agreed to settle any actual or threatened litigation, arbitration, legal proceeding, investigation or similar dispute; provided that such dollar limitations set forth in this paragraph (d) shall not apply with respect to any matter involving an affiliate or employee of the Company;

(e)           granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant, or experienced any actual or threatened employee strikes, work stoppages, slow-downs or other significant or potentially significant employee relations issues;

(f)            disposed of or permitted to lapse any rights to the use of any Technology or IP Rights (as defined in Section 2.14), or disclosed to any Person or entity without obtaining an appropriate confidentiality agreement or other appropriate protections any proprietary information not theretofore a matter of public knowledge, or entered into or agreed to any sale, assignment, transfer or license of any Technology or IP Rights or any amendment or change to any existing license or other agreement relating to Technology or IP Rights, other than in the ordinary course of business;

(g)           (i) made any change in any method of accounting or accounting practice or internal control procedure or, other than in the ordinary course of business, in its pricing, billing, payment, collection or credit policies or practices, (ii) granted any extensions of credit other than in the ordinary course of business, or (iii) failed to pay any creditor any amount owed to such creditor when due other than in the ordinary course of business in connection with bona fide claims or disputes;

(h)           made any gifts of or sold, leased, transferred or exchanged any material property or rights for less than the fair value thereof;

(i)            (i) made, declared or paid any dividend or other distribution on or in respect of any equity security of the Company; (ii) purchased, redeemed or otherwise retired any equity security of the Company; (iii) made any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Debt owing to any affiliate; or (iv) otherwise permitted or suffered the withdrawal by any Shareholder of cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation or dividends in the ordinary course of business and consistent with past practice (any of the foregoing matters referred to in this subsection (i) being a “Distribution”);

(j)	incurred or otherwise became liable in respect of any Debt;

(k)           experienced any material adverse change in its relationships with employees, agents, processors, issuers, merchants, customers, distributors, or suppliers;

(l)	acquired any corporation, partnership, other business organization or division thereof;
(m)	entered into any transactions otherwise than on an arm’s-length basis;
(n)	entered into or performed any transaction with any affiliate of the Company;

(o)           issued any equity securities or options, warrants, convertible or exchangeable securities or other rights to acquire equity securities of the Company;

(p)           made any single capital expenditure or commitment in excess of US$10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of US$25,000 for additions to property, equipment or intangible capital assets;

(q)           entered into any contract, agreement or other binding obligation to do any of the things referred to in clauses (a) through (p) above; or

(r)            experienced any event or series of events which has had or could reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect.

For purposes of this Agreement:

(1)           The term “Debt” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under or relating to letters of credit (including, without limitation, any obligation to reimburse the letter of credit issuer with respect to amounts drawn under such instruments), (iv) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business, but only to the extent that such payables or accruals are not interest-bearing), (v) under capital leases, (vi) with respect to check overdrafts, cash/book overdrafts or otherwise reflected as negative cash in financial statements of such Person, (vii) for deferred compensation, (viii) to pay any accrued dividends, (ix) constituting a stated amount or liquidation preference amount of any equity security entitled to any preference over the Company Common Stock, and (x) in the nature of Guarantees (as defined below) of the obligations described in clauses (i) through (ix) above of any other Person; and

(2)           The term “Guarantee” shall mean the guarantee of any monetary obligation, including, without limitation, (A) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (B) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (C) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

2.8	Property

(a)           Schedule 2.8(a) of the Schedule of Exceptions contains a complete and accurate list of all real property (the “Real Property”) and all items of personal property with an individual value in excess of US$10,000 (excluding for this purpose the Technology and IP Rights, as defined in Section 2.14) (the “Personal Property”) owned, leased or used by the Company. The Company has delivered to the Purchaser true and complete copies of all deeds, leases, subleases, rental agreements, notices, memoranda or short forms of leases and related tenant estoppel certificates, subordination agreements, nondisturbance agreements, contracts of sale, tenancies, easements, licenses, certificates of title or other evidence of the Company’s rights in and to all or any portion of the Real Property and Personal Property, all of which are listed in Schedule 2.8(a) of the Schedule of Exceptions.

(b)           The Company has good and marketable title to, or, in the case of property held under lease or other contractual obligation, a valid and enforceable right to use under an enforceable lease or license, all of its properties, rights and assets, whether real or personal and whether tangible or intangible (including the Real Property and the Personal Property but excluding Intellectual Property) used or useful in the conduct of the business of the Company as currently conducted, including, without limitation, all properties, rights and assets reflected in the balance sheet of the Company dated December 31, 2004 included in the Financial Statements (except as sold or otherwise disposed of since such date in the ordinary course of business), free and clear of any and all liens, encumbrances, security interests, pledges, adverse claims, restrictions, covenants, leases, remainders or other adverse interests of any kind, other than liens that do not detract from the value of property subject thereto or impair the operations of the Company (“Encumbrances”).

(c)           Except as set forth in Schedule 2.8(c) of the Schedule of Exceptions, to the Company’s knowledge, there are no zoning, building or land use codes, rules, ordinances or regulations that materially restrict the use of all or any portion of the Real Property for the conduct thereon of the business of the Company. To the Company’s knowledge, all facilities on such Real Property have received all necessary approvals of Governmental Entities (including licenses and permits) required in connection with the use and operation thereof. Such facilities have been operated and maintained by the Company, and, to the Company’s knowledge, by other parties, in material compliance with all applicable Laws.

(d)           Each lease of any portion of the Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject, is valid and in full force and effect, the Company has complied in all material respects with its obligations thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder in any material respect, nor is there any event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder by the Company or, to the knowledge of the Company, any other party thereto. The Company has not received notice of any default under a lease, license, rental agreement, contract of sale or other agreement relating to any of the Real

Property or notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

(e)           All Personal Property is in good working order, operating condition and state of repair, ordinary wear and tear excepted. All Real Property of the Company is in reasonably good physical condition commensurate with its current use.

2.9	Compliance With Laws

The Company has at all times complied and is currently in compliance with all Laws applicable to the Company, its business and the properties owned, leased or used by the Company, including, without limitation, all Laws relating to intellectual property protection, antitrust matters, environmental protection, equal employment opportunity, pension and employee benefit matters, securities and investor protection matters and labor and employment matters, except as has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Adverse Effect. The Company has not received notification of any unasserted present or past unremedied material failure to comply with any Laws. The manner in which the Company has packaged, shipped, advertised, labeled, distributed and sold its products complies in all material respects with all applicable Laws pertaining thereto.

2.10	Material Contracts

Schedule 2.10 of the Schedule of Exceptions contains a complete and accurate list of all of the contracts, agreements, instruments and arrangements to which the Company is a party (a true and complete copy of each of which has been delivered by the Company to the Purchaser) (the “Material Contracts”):

(a)           All collective bargaining agreements and other labor agreements; all employment, consulting, independent contractor and work made for hire agreements, and all other plans, agreements, arrangements or practices which constitute or specify compensation or benefits to any of the directors, officers, employees, consultants or independent contractors of the Company;

(b)           All contracts, agreements and similar obligations under which the Company is or may become obligated to pay any legal, accounting, brokerage, finder’s or similar fees or expenses in connection with, or to incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

(c)           All contracts, agreements and similar obligations under which the Company is or will after the Closing be (i) restricted from carrying on any business or other activities anywhere in the world or (ii) bound to participate in any allocation or sharing of Taxes (as defined in Section 2.12);

(d)           All contracts, agreements and similar obligations (including, without limitation, options) to (i) sell or otherwise dispose of any assets or rights of the Company except in the ordinary course of business or (ii) purchase or otherwise acquire any material assets or rights except in the ordinary course of business;

(e)           All contracts, agreements and similar obligations under which the Company has or will after the Closing have any liability or obligation to or for the benefit of any affiliate of the Company;

(f)            All contracts, agreements and similar obligations under which the Company has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company (including, without limitation, partnership and joint venture agreements);

(g)           All contracts, agreements and similar obligations under which the Company may become obligated to pay any amount in excess of US$10,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets other than sales of inventory in the ordinary course of business, (ii) acquisition or disposition of securities, (iii) assumption of liabilities or warranty, (iv) settlement of claims, (v) merger, consolidation or other business combination, or (vi) any series or group of related transactions or events of a type specified in subclauses (i) through (v);

(h)           All license agreements, royalty agreements, software development agreements, joint venture agreements, distribution agreements, reseller agreements, supply agreements, manufacturing agreements, other agreements relating to Technology or IP Rights or pursuant to which the Company has granted rights or permission to use Technology or IP Rights of the Company, and similar commercial arrangements;

(i)	All contracts with Governmental Entities;

(j)            Each other contract, agreement, instrument, arrangement, commitment or obligation the unremedied breach of which could reasonably be expected to have a Company Adverse Effect;

(k)	All contracts with merchants, processors, suppliers, card companies.

All such Material Contracts are valid, binding and in full force and effect, the Company and, to the Company’s knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the Company’s knowledge, any other party thereto is in default of any material provision thereunder, nor has there occurred any event or circumstance which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Company or, to the Company’s knowledge, any other party thereto or give to any other party thereto the right to terminate or modify in any material respect any such Material Contract. The Company has not received notice that any party to any such Material Contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder.

There is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of Company or requiring any payments of other distributions based on such profits, revenues or cash flows.

Neither the Company nor any of its affiliates has any basis for any claims arising under any Material Contract for payment, breach of contract or otherwise.

2.11	Claims and Legal Proceedings

There are no filed claims, actions, suits, arbitrations, proceedings or, to the Company’s knowledge, unfiled claims or investigations (“Actions”) pending or, to the Company’s knowledge, threatened against the Company or any Shareholder before or by any Governmental Entity or any nongovernmental department, commission, board, bureau, agency or instrumentality or any other body. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any Shareholder which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. There are no outstanding or unsatisfied judgments, orders, decrees, stipulations or settlements to which the Company or any Shareholder is a party or by which the Company or any Shareholder is otherwise bound which imposes any material obligation on the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exists which would constitute a valid basis for the assertion by any third party of any claim or Action against any party which could reasonably be expected to have a Company Adverse Effect. There is no outstanding or, to the knowledge of the Company, threatened judgment, injunction, order or consent or similar decree or agreement of any Governmental Entity against or naming the Company or any Shareholder or naming any of their respective properties, rights or assets that materially affects the Company or its assets or operations. There are no Actions which have been settled or resolved by litigation or arbitration within the last three years.

2.12	Taxes

(a)           (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been or will be filed on a timely basis with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company or Taxes payable by it; and (iv) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Governmental Entities all amounts required to be so withheld and paid over for all periods under all applicable laws. There are no tax liens on any of the Company’s property or assets other than liens for current property taxes not yet payable.

(b)           All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service (the “IRS”) or any other Governmental Entity of the federal, foreign, state and local Tax Returns against the Company have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Governmental Entity against the Company, there are no audits or investigations by any Governmental Entity in progress (of which the Company has received notice) or, to the knowledge of the Company, pending.

(c)           Neither the Company nor any other Person on behalf of the Company: (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (and has filed a Form 3115) or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a Governmental Entity has proposed any such adjustment or change in accounting method.

(d)           The Company has made available to PPDA complete and correct copies of all Tax Returns of the Company, except for Tax Returns (i) for which the statutes of limitation have expired or (ii) not yet due. No claim has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return.

(e)           The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

(f)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code.

(g)           The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

(h)           All transactions between the Company and the Shareholders have, for Tax purposes, been at arm’s-length and commercially reasonable.

As used in this Agreement, the following terms shall have the following meanings:

“Taxes” means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties, and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59(a) of the Code) or the windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax.

“Tax Returns” means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.13	Intellectual Property

(a)           Company Technology. The Company owns all right, title and interest in and to the following (collectively, the “Technology”), free and clear of any Encumbrances:

(i)            all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the Products.

(b)           Trademarks and Other Identifiers. Schedule 2.13(b) of the Schedule of Exceptions sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers used by the Company in its business (the “Marks”). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company’s business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

(c)           Intellectual Property Rights. Schedule 2.13(c) of the Schedule of Exceptions sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the “IP Registrations”) associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any, copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) associated with the Company Technology and the Marks (collectively, the “IP Rights”).

(d)           Maintenance of Rights. Except as set forth in Schedule 2.13(d) of the Schedule of Exceptions and except for rights granted in the licensing and sale of the Products (including promotional distribution) in the ordinary course of business (all of which rights that are currently in effect other than end user licenses are listed in Schedule 2.11 of the Schedule of Exceptions), the Company has not granted to any other Person or entity any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company, except pursuant to reasonably prudent safeguards, (x) no third party has received any confidential information relating to the Technology or the IP Rights, (y) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

(e)           Third Party Infringement. Except as set forth in Schedule 2.13(e) of the Schedule of Exceptions, (i) the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company’s ownership or rights in the Company Technology or the IP Rights or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto, (ii) all IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on its use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any IP Rights, and (iii) to the knowledge of the Company, no other Person or entity is infringing in any material respect on any part of the IP Rights or otherwise making unauthorized use of the Company Technology.

(f)            Infringement by the Company. Except as set forth in Schedule 2.13(f) of the Schedule of Exceptions, to the best of Company’s knowledge, (i) the use of any of the Technology in the Company’s business does not and will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other Person or entity, and there have been no claims made with respect thereto, (ii) to the best of the Company’s knowledge, the use of any of the Marks in the Company’s business will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any trademark) held by any other Person or entity, and there have been no claims made with respect thereto; and (iii) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement of third party intellectual property rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or suggesting that any other entity has any claim of infringement with respect thereto.

(g)           Domain Names. The Company has, and after the Closing the Purchaser will have, a valid registration and all material rights (free of any material restriction) with respect to all Internet domain names which are currently used by the Company in its business as set forth in Schedule 2.13(g) of the Schedule of Exceptions.

2.14	Labor and Employment Matters

There are no labor disputes, material employee grievances or disciplinary actions pending or, to the Company’s knowledge, threatened against or involving the Company or any of its present or former employees. The Company has complied in all material respects with all provisions of Law relating to employment and employment practices, terms and conditions of employment, wages and hours and similar matters, including, without limitation, classification of personnel as employees or independent contractors. The Company is not engaged in any unfair labor practice and has no liability in excess of US$10,000 in the aggregate for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of Law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other material labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization. Each employee, officer and consultant of the Company has executed a confidentiality and invention assignment agreement in the form provided to Purchaser. To the Company’s knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation. The Company has no obligation or liability for severance or back pay owed through or by virtue of the Closing. The Company is not a party to any employment agreement or other agreement relating to the provision of executive or management services. The Company has provided to the Purchaser a true and complete list of all employees, consultants and independent contractors of the Company who are individuals or are wholly owned by an individual and the total compensation (cash and otherwise) paid to each by the Company for fiscal 2004.

2.15	Intentionally Deleted
2.16	Related Party Transactions

Except as set forth in Schedule 2.16 of the Schedule of Exceptions, no Shareholder, officer, director or Affiliate (as defined below) of the Company (“Related Party”) has any interest (other than as a Shareholder of the Company) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the Company’s business, or (b) in any agreement, contract, arrangement or obligation relating to the Company or its present or prospective business or operations. Except as set forth in Schedule 2.16 of the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any Related Party. Neither the Company nor any Related Party has any interest, either directly or indirectly, in any entity, including, without limitation, any corporation, limited liability company, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that (a) provides any services, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (b) is a licensor, licensee, reseller, distributor, supplier, creditor or other third party contractor of the Company; or (c) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of the Company’s business. As used in this Agreement, the term “Affiliate” when used with reference to any Person (the “Subject”) means any Person controlling, controlled by or under common control with the Subject.

2.17	Financial Advisors

No Person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Company or any Shareholder in connection with the negotiations relating to or the transactions contemplated by this Agreement, and no Person or entity is entitled to any fee or commission or like payment, or expense reimbursement, as a broker, finder or financial advisor in respect of this Agreement or any of the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made by or on behalf of the Company or any Shareholder. The Company will not have any liability to any other party for any topping fee, breakup or termination fee or similar fee or other payment or obligation resulting from the execution and delivery of this Agreement or from the consummation of the transactions contemplated hereby.

2.18	Corporate Books and Records

The Company has furnished to Purchaser or its representatives for their examination true and complete copies of (a) the charter or formation documents of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company and (c) the stock transfer books of the Company. Such minutes reflect all shareholder meetings, Board of Directors meetings and meetings of all committees of the Board of Directors of the Company and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since their inception.

2.19	Permits

The Company has received all currently required approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Entities, except as have not had, and could not reasonably be expected to have, a Company Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

2.20	Absence of Questionable Payments

Neither the Company nor any shareholder, director, officer, employee or, to the Company’s knowledge, agent or other Person or entity acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current shareholder, director, officer, employee or, to the Company’s knowledge, agent or other Person or entity acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and Laws addressing similar issues and all foreign Laws relating to prevention of corrupt practices and similar matters.

2.21	Bank Accounts

Schedule 2.21 of the Schedule of Exceptions sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.22	Compliance With Environmental Laws

Neither the Company nor, to the Company’s knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing (“Storage-Related Activity”), other than a Storage-Related Activity that does not have a Company Adverse Effect. There have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company’s knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any Law (“Release”), other than a Release that does not have a Company Adverse Effect or, solely in the case of Real Property subleased by the Company, a Release not known to the Company by a tenant not affiliated with the Company.

2.23	Customers and Suppliers

Schedule 2.23 of the Schedule of Exceptions sets forth: (a) a complete and accurate list of the customers/merchants of the Company during the fiscal year last ended showing the approximate total revenue by the Company to each such customer during the fiscal year last ended. The Company has no reasonable basis to expect any material modification to its relationship with any customer named on Schedule 2.23 to the Schedule of Exceptions.

2.24	Accounts Receivable

All accounts receivable of the Company reflected in the consolidated balance sheet of the Company dated December 31, 2004 represent revenue actually made in the ordinary course of business. Except as described in Schedule 2.24 of the Schedule of Exceptions, the bad debt reserves reflected in the consolidated balance sheet of the Company dated December 31, 2004 are appropriate under generally accepted accounting principles in the relevant jurisdiction.

2.25	Securities Act Matters

Each Shareholder hereby acknowledges, represents and warrants to PPDA and the Purchaser only with respect to himself as follows:

(a)           Ability to Bear Risk. The Shareholder is in a financial position to hold the PPDA Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the PPDA Common Stock. The Shareholder acknowledges that an investment in the PPDA Common Stock involves a high degree of risk.

(b)           Information. The Shareholder acknowledges that he has had the opportunity to review to his satisfaction all publicly available filings and reports of PPDA filed with the Securities and Exchange Commission. The Shareholder has been given access to full and complete information regarding PPDA and the Company, including, in particular, the current respective financial conditions of PPDA and the Company and the risks associated therewith, and has utilized such access to his satisfaction for the purpose of obtaining information about PPDA and the Company. The Shareholder has conducted his own due diligence investigation of PPDA and its business and analysis of the merits and risks of an investment in the PPDA Common Stock being acquired pursuant to this Agreement and is not relying on anyone else’s investigation or analysis of PPDA or its business or the merits and risks of an investment in the PPDA Common Stock, other than professionals, if any, employed specifically by him to assist him.

(c)           Professional Advice. The Shareholder has obtained, to the extent that he deems necessary, his own professional advice with respect to the risks inherent in acquiring the PPDA Common Stock, the condition of PPDA and the suitability of his investment in the PPDA Common Stock in light of his financial condition and investment needs.

(d)           Sophistication; Accreditation. The Shareholder, either alone or with the assistance of his professional advisors, is a sophisticated investor, is able to fend for himself in the transactions contemplated by this Agreement relating to the PPDA Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the PPDA Common Stock. TheShareholder is an “accredited investor” as defined in Regulation D under the 1933 Act.

(e)           Acquisition Entirely for Own Account. The PPDA Common Stock is being acquired by the Shareholder for investment for his account, not as a nominee or agent, and not with a view to the distribution of any part thereof; the Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the PPDA Common Stock in a manner contrary to the 1933 Act or to any applicable state securities or Blue Sky law, nor does the Shareholder have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person or to any third person with respect to any of the shares of PPDA Common Stock.

(f)           Restricted Securities. The Shareholder acknowledges that the PPDA Common Stock has not been and will not prior to transfer be registered under the 1933 Act and that the PPDA Common Stock is characterized under the 1933 Act as “restricted securities” and, therefore, cannot be sold or transferred unless such sale or transfer is registered under the 1933 Act or an exemption from such registration is available. The financial condition of the Shareholder is such that it is not likely that it will be necessary to dispose of any of the PPDA

Common Stock in the foreseeable future. In this connection, the Shareholder represents that he is familiar with Rule 144 under the 1933 Act as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Shareholder has been advised that the PPDA Common Stock is being issued under this Agreement pursuant to exemptions from applicable federal and state securities laws, and that PPDA’s reliance upon such exemptions is predicated in part upon the Shareholder’s representations contained herein.

(g)           Further Limitations on Disposition. Without in any way limiting the representations set forth herein, the Shareholder further agrees not to make any disposition of all or any portion of the PPDA Common Stock unless and until:

(i) There is in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii) (A) the Shareholder shall have notified PPDA of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Purchaser, the Shareholder shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the 1933 Act; or

(iii)    PPDA shall be satisfied that such proposed disposition complies in all respects with Rule 144, Rule 144A, Rule 145 or Regulation S under the 1933 Act or any successor rule providing a safe harbor for such disposition without registration.

(h)           Residency. For purposes of the application of state securities laws, the Shareholder is a resident of the jurisdiction specified on Exhibit A hereto.

(i)            Legend. It is understood that the certificates evidencing the PPDA Common Stock may bear the following or a comparable legend:

The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving such securities, (ii) this corporation receives an opinion of legal counsel for the holder of the securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

When the PPDA Common Stock is freely tradable under Rule 144, such legend will be removed at the request of the holder.

2.26	Confidentiality

Except as set forth in Schedule 2.26 to the Schedule of Exceptions, the Company and its representatives have not distributed any confidential information regarding the Company in connection with a proposal for the sale of the Company, other than to PPDA.

2.27	Full Disclosure

This Agreement (including the Schedule of Exceptions and the attachments thereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or in the Schedule of Exceptions (and the attachments thereto), in light of the circumstances under which they were made, not misleading.

ARTICLE III - REPRESENTATIONS AND

WARRANTIES OF PPDA AND THE PURCHASER

PPDA and the Purchaser hereby represent and warrant to the Company and the Shareholders as follows in this Article III:

3.1	Organization and Good Standing

PPDA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.

3.2	Authority and Enforceability

PPDA and the Purchaser have all requisite power and authority to execute and deliver this Agreement and any of the Related Documents to which PPDA or the Purchaser is a party and to perform fully their obligations hereunder and thereunder. The execution and delivery of this Agreement and any such Related Documents to which PPDA or the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PPDA and Purchaser. This Agreement has been, and any such Related Documents to which PPDA or the Purchaser is a party will be at the Closing, duly executed and delivered by PPDA and the Purchaser, as applicable and this Agreement constitutes, and upon execution and delivery thereof at the Closing each such Related Document to which PPDA or the Purchaser is a party will constitute, a legal, valid and binding obligation of PPDA or the Purchaser, enforceable against PPDA or the Purchaser in accordance with its terms.

3.3	Consents and Approvals

The execution, delivery and performance of this Agreement by PPDA and the Purchaser, and the consummation by PPDA and the Purchaser of the transactions contemplated hereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any Law applicable to PPDA or the Purchaser, except such violations as would not result in a material adverse effect to PPDA or the Purchaser and would not have a material adverse effect on the ability of PPDA or the Purchaser to consummate the transactions contemplated hereby, (b) require any consent, approval or authorization of, or the making of any declaration, filing, registration, qualification or recording with, any Person by or on behalf of PPDA or the Purchaser, except for compliance with the applicable securities laws and the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, or (c) conflict with or result in a breach of or constitute a default under any provision of the charter documents or bylaws of PPDA or the Purchaser or of any material agreement to which PPDA or the Purchaser is a party.

3.4	Capitalization

As of the date of this Agreement, PPDA’s authorized capital stock consists of 95,000,000 shares of PPDA Common Stock, of which 26,102,022 shares were issued and outstanding on December 31, 2004, and 5,000,000 shares of preferred stock, par value US$0.01 per share, of which no shares are issued and outstanding. As of the date of this Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to purchase or acquire from PPDA any shares of its capital stock, except for the rights referenced in the SEC Reports (as hereinafter defined, including Form 10QSB for the quarter ended June 30, 2005),), those shares issued in connection with the acquisition by PPDA of Charge.com, Inc,. those rights created by this Agreement or pursuant to PPDA’s employee stock option plans or stock employee consideration, conversion rights underlying a $6,000,000 loan from the Laurus Master Fund and warrants to purchase a maximum of 1,450,000 shares of common stock of PPDA issued pursuant to the Laurus loan facility, and similar arrangements, and outstanding rights underlying the Northern Merchant Services, Inc. and Securepay.com, Inc. acquisitions. All outstanding shares of PPDA Common Stock are duly authorized, validly issued, fully paid and nonassessable. At the Closing, the shares constituting the

Closing Consideration will be duly authorized, validly issued, fully paid and nonassessable, and such shares have been reserved by PPDA for transfer to Shareholders pursuant to this Agreement.

3.5	Full Disclosure

The reports and statements filed by PPDA pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV - COVENANTS

4.1	Tax Matters

(a)           The Purchaser, the Company and the Shareholders shall cooperate, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section and any audit, investigation, litigation or other Action with respect to Taxes that may be instituted after the Closing. The Purchaser, the Company and the Shareholders shall use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser, the Company or the Shareholders, any extensions thereof) and shall provide any such records to the other party as may be reasonably requested.

(b)           All transfer, real estate excise, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest but excluding any such taxes or fees directly attributable to the transfer of PPDA Common Stock to the Shareholders) incurred in connection with the transactions contemplated by this Agreement shall be paid by each Shareholder when due, and each such Shareholder shall, at his or her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser shall join in the execution of any such Tax Returns and other documentation.

(c)           Neither PPDA nor the Purchaser shall make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Shareholders arising out of the structure or terms of this Agreement (including, without limitation, the qualification or failure of the purchase and sale of the Shares to qualify as a reorganization under Section 368 of the Code), or the negotiation or consummation hereof. Each of the Shareholders has consulted with his or her own tax advisor in such matters and is solely responsible for any such Tax consequences.

4.2	Public Announcements

PPDA and the Shareholders will make joint announcements to the public regarding this Agreement at such time as PPDA and the Shareholders holding a majority of the Shares immediately prior to the Closing shall agree. Each party will consult in advance with the other concerning the timing and content of any other announcements, press releases or public statements concerning the purchase and sale of the Shares and will not make any such announcement, release or statement without the other’s consent; provided, however, that PPDA may make any public statement concerning the purchase and sale of the Shares without the consent of the Shareholders holding a majority of the Shares immediately prior to the Closing, after it has used reasonable efforts to obtain the consent of the Shareholders holding a majority of the Shares immediately prior to the Closing if, in the opinion of counsel for PPDA, such statement or announcement is required or advisable to comply with applicable law.

4.3	Conduct of Business by the Company Pending the Merger

(a)           From the date hereof until the Effective Time, unless PPDA shall otherwise agree or as otherwise contemplated by this Agreement, the Company will continue to conduct its business and will use its best efforts to maintain its business relationships in the ordinary and usual course and will not, without PPDA’s prior written consent:

(i)            enter into any transaction not in the ordinary course of its business and consistent with past practice;

(ii)           dispose of any of its assets except in the ordinary course of business and consistent with past practice;

(iv)          grant to any officer, employee or consultant any change in compensation in any form, including bonuses, or any severance or termination pay or enter into or vary the terms of any employment or consulting agreement with any such person;

(v)           fail to withhold or remit with respect to all employees all employment taxes to the extent required by applicable law;

(vi)	make any change in accounting methods or practices;

(vii)         declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any of its capital stock;

(viii)        amend or terminate any material contract, agreement or license to which it is a party;

(ix)          lend any amount to any Person, other than advances for travel and expenses or customer accounts receivable that are incurred in the ordinary course of business and consistent with past practice;

(x)	guarantee or act as a surety for any obligation;
(xi)	waive or release any material right or claim;

(xii)         split or combine any outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(xiii)	merge, consolidate or reorganize with, or acquire, any entity;

(xiv)        amend its Articles of Incorporation or Bylaws or, amend a similar charter document;

(xv)         agree to any audit assessment by any tax authority or file any federal or state income or franchise Tax Return, unless copies of such Tax Returns have been delivered to PPDA for its review prior to filing;

(xvi)        change any insurance coverage other than with respect to renewals of existing coverage, or issue any certificates of insurance; or

(xvii)       agree to do any of the things described in the preceding Sections 4.3(a)(i) through 4.3(a)(xvi);

(b)           Prior to the Effective Time, the Company shall use its reasonable best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, merchants, customers, processors and key employees; and

(c)           The Company shall promptly notify PPDA of any change that has a Company Adverse Affect.

4.4	Access and Information

The Company shall afford PPDA and PPDA’s accountants, counsel and other representatives full access during normal business hours upon reasonable request and advance notice throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns), and, during such period, the Company shall furnish promptly to PPDA all information concerning its business, properties and personnel as PPDA may reasonably request; provided, however, that no investigation pursuant to this Section 4.4 shall affect any representations or warranties made herein (which representations and warranties shall be limited to the information expressly identified in this Agreement and the Exhibits hereto and shall not apply to any other information disclosed pursuant to this Section 4.4) or the conditions to the obligations of PPDA and the Purchaser to consummate the Merger. In the event the transactions contemplated hereby do not close for any reason, PPDA and the Purchaser agree to return all documents delivered by the Company and any copies thereof and to keep all information contained therein confidential and not to disclose or divulge any such information.

4.5	Advice of Claims

From the date of this Agreement to and including the Closing Date, the Company will promptly advise PPDA in writing of the commencement or overt threat of any actions against or affecting the Company of which the Company has knowledge.

4.6	Cooperation

Each party hereto will fully cooperate with the other parties, their counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

4.7	Further Acts

After the Closing Date, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement, including, but not limited to, the delivery for filing of the Articles of Merger to the Illinois Secretary of State and to the Delaware Secretary of State within one business day of the execution of this Agreement by each party hereto, and to vest in the Surviving Corporation full title to all properties, assets and rights of the Company.

ARTICLE V - CONDITIONS PRECEDENT TO

OBLIGATIONS OF THE PURCHASER AND PPDA

The obligations of PPDA and the Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by PPDA:

5.1	Accuracy of Representations and Warranties

The representations and warranties of the Company and each Shareholder contained herein (including applicable Exhibits or Schedules of the Schedule of Exceptions) and in the other Related Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

5.2	Performance of Agreements

The Company and the Shareholders shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Related Document to be performed and complied with by them at or prior to the Closing.

5.3	Opinion of Counsel for the Company and the Shareholders

PPDA shall have received from Deutsch, Levy & Engel, Chartered, counsel to the Company and the Shareholders, an opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit H.

5.4	Shareholder Approval

The Shareholders shall have duly and validly approved the Merger by a vote or written consent in accordance with Illinois Law. The shareholders of PPDA and Purchaser shall be solicited by proxy in accordance with Federal Securities and other applicable laws and shall have duly and validly approved the Merger by a vote or written consent in accordance with Delaware Law and other applicable laws.

5.5	Consents to Merger

Purchaser and PPDA shall have received from the Company duly executed copies of all consents, approvals or authorizations of or from any Person that may be required under the terms of any contract, agreement or other instrument for or as a result of the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Purchaser and PPDA.

5.6	Compliance Certificate

Purchaser and PPDA shall have received a certificate of the President of the Company, and of each Shareholder, dated the Closing Date, in form and substance satisfactory to them, certifying that the conditions to the obligations of PPDA and the Purchaser have been fulfilled.

5.7	Employment Agreements and Supplemental Incentive Agreement

Each of the Employee Shareholders shall have executed and delivered his or her respective Employment Agreement and shall have executed and delivered the Supplemental Incentive Agreement.

5.8	Due Diligence Review and Material Adverse Change

PPDA shall conduct a due diligence review of the Company to its satisfaction, which due diligence review shall include but not be limited to a review of the Company’s first quarter financial results.

Since the date of this Agreement and through the Closing, there shall not have occurred any Company Adverse Effect and no material adverse change shall have occurred in any domestic or foreign laws or regulations affecting the Company or in any material third party contractual or other business relationships of the Company.

5.9	Approvals and Consents

All transfers of permits or licenses, all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

5.10	Proceedings and Documents; Secretary’s Certificate

All corporate and other proceedings in connection with the transactions contemplated hereby and by the Related Documents, and all documents and instruments incident to such transactions, shall have been approved by PPDA’s counsel and the PPDA Board of Directors, and PPDA shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to PPDA, as to the authenticity and effectiveness of the actions of the Board of Directors and the Shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the Related Documents, and such other documents as are specified by PPDA’s counsel.

5.11	Compliance With Laws

The consummation of the transactions contemplated by this Agreement and the Related Documents shall be legally permitted by all laws and regulations to which PPDA or the Company is subject.

5.12	Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of this Agreement or any Related Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Related Document.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE SHAREHOLDERS AND THE COMPANY

The obligations of the Shareholders and the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Shareholders.

6.1	Accuracy of Representations and Warranties

The representations and warranties of PPDA and the Purchaser contained herein and in the other Related Documents shall have been true and correct when made and shall be true and correct as of the Closing Date as though made on that date.

6.2	Performance of Agreements

PPDA and the Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any other Related Document to be performed and complied with by them at or prior to the Closing.

6.3	Opinion of Counsel for PPDA and the Purchaser

The Company shall have received from Sheila Corvino, Esq., counsel to PPDA and the Purchaser, an opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit I.

6.4	Compliance Certificate

The Company shall have received a certificate of the Treasurer of PPDA, dated the Closing Date, in form and substance satisfactory to the Company, certifying that the conditions to the obligations of the Company and the Shareholders have been fulfilled.

6.5	Employment Agreements and

Supplemental Incentive Agreement

Purchaser and PPDA shall have executed and delivered the Employment Agreements and the Supplemental Incentive Agreement.

6.6	Approvals and Consents

All transfers of permits or licenses, all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.7	Proceedings and Documents; Secretary’s Certificate

PPDA shall have delivered a Certificate of the Secretary of PPDA, in form and substance satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of the Purchaser and the Board of Directors of PPDA authorizing the transactions contemplated by this Agreement, and as to PPDA’s and the Purchaser’s charter documents and such other documents as are reasonably specified by the Company’s counsel.

6.8	Compliance With Laws

The consummation of the transactions contemplated by this Agreement and the Related Documents shall be legally permitted by all laws and regulations to which PPDA or the Company is subject.

ARTICLE VII - TERMINATION, ETC.

7.1	Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Shareholders):

(a)           by mutual written consent duly authorized by the Boards of Directors of the Company, PPDA and Purchaser;

(b)           by either the Company, PPDA or Purchaser if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining PPDA, the Purchaser or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

(c)           by the Company, in the event of a material breach by PPDA or Purchaser of any representation, warranty or agreement contained herein which has not been cured within thirty (30) days of written notice thereof or which is not curable;

(d)           by PPDA or Purchaser, in the event of a material breach by the Company of any representation, warranty or agreement contained herein which has not been cured within thirty (30) days of written notice thereof or which is not curable;

(e)          by PPDA, in the event of the failure of the PPDA Board of Directors to approve the within transaction.

7.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except as otherwise provided in Section 1.7(b).

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1	Survival

Regardless of any investigation made by the parties in connection with this Agreement, (a) the representations and warranties of the parties contained in Articles II and III (including, without limitation, the Schedule of Exceptions) shall survive the Closing for a period of thirteen months after the Closing Date; provided, however, that the representations and warranties of the Company and the Shareholders contained in Sections 2.12 (Taxes), 2.20 (Absence of Questionable Payments) and 2.22 (Compliance With Environmental Laws) shall survive the Closing until the expiration of the applicable statute of limitations for the matters addressed in each such representation and warranty; and provided further, that the representations and warranties of the Company and the Shareholders contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability; Good Title), 2.3 (Capitalization) and 2.17 (Financial Advisors) and the representations and warranties of PPDA and the Purchaser contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability) and 3.4 (Capitalization) shall survive the Closing for a period of five years after the Closing Date, (b) each agreement and covenant set forth in this Agreement that by its terms is to be performed after the Closing Date shall survive the Closing and continue until such covenant or agreement has been fully performed and (c) any claim based upon an inaccuracy of a representation or the breach of a warranty which is known by the party making such representation or warranty to be false at the time such representation or warranty is made (a “Fraud Claim”) shall survive the Closing until the expiration of the applicable statute of limitation. No claim for indemnification in respect of Losses (as defined below) arising in connection with this Agreement (a “Claim”) may be brought by any Person unless written notice of such Claim shall have been given as provided in this Article VIII on or prior to the last day of the applicable survival period as provided in the preceding sentence (in which event each provision of this Agreement on which such Claim is based shall, with respect to such Claim, survive the applicable survival period until such Claim is finally resolved and all obligations with respect thereto are fully satisfied).

8.2	Indemnification

(a)           Each Shareholder agrees to indemnify PPDA and the Purchaser, their successors and assigns, and the officers, directors, affiliates, employees, controlling Persons and agents of the foregoing (“PPDA’s Indemnified Persons”), and to hold each of them harmless from and against such Shareholder’s pro rata portion of any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, without limitation, any reasonable legal or accounting fees or expenses and any consequential damages) (“Losses”) incurred by any of them by reason of (i) a breach of any of the representations or warranties made by the Company, the Shareholders or a Shareholder in Article II (as such representations and warranties would read if all materiality qualifiers contained therein (including in the definition of “Company Adverse Effect”) were deleted therefrom) (such representations and warranties being deemed for purposes of this Article VIII to be made as of the Closing Date) or (ii) the nonperformance (whether partial or total) of any agreements or covenants made by the Company or any Shareholder in this Agreement, provided however, that, except for liability based upon a breach of Section 2.4 (Capitalization) or a Fraud Claim, the maximum aggregate liability for indemnification under this Section 8.2(a) shall be limited to the value of the Closing Consideration. The Shareholders, the Purchaser and PPDA acknowledge and agree that, subject only to the right of the PPDA’s Indemnified Persons to seek specific performance or injunctive relief, the foregoing indemnification provisions in this Section 8.2(a) shall be the sole and exclusive remedy with respect to clauses (i) and (ii) of this Section 8.2(a).

(b)           PPDA agrees to indemnify and hold harmless the Shareholders against and in respect of any and all Losses, incurred by them by reason of (i) a breach of any of the representations or warranties made by PPDA or the Purchaser in Article III (as such representations and warranties would read if all materiality qualifiers contained therein were deleted therefrom) (such representations and warranties being deemed for purposes of this Article VIII to be made as of the Closing Date) or (ii) the nonperformance (whether partial or total) of any agreements or covenant made by PPDA or the Purchaser in this Agreement, provided, however, that the maximum aggregate liability of PPDA for indemnification under this Section 8.2(b) shall be limited to the value of the Closing Consideration. The Shareholders, the Purchaser and PPDA acknowledge and agree that, subject only to the right of the Shareholders to seek specific performance or injunctive relief, the foregoing indemnification provisions in this Section 8.2(b) shall be the sole and exclusive remedy with respect to clauses (i) and (ii) of this Section 8.2(b).

(c)           With respect to Claims made by third parties, if any Person entitled to indemnification pursuant to this Section 8.2 (an “Indemnitee”) is threatened in writing with any Claim, or any Claim is presented in writing to, or any action or proceeding is formally commenced against, any Indemnitee that may give rise to the right of indemnification hereunder, such Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

(d)           The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of a Claim from an Indemnitee, may elect to assume the defense of such Claim at the indemnifying party’s expense; provided, however, that (i) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (ii) the indemnifying parties shall mutually elect to contest such Claim and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such Claim; and (iii) if the Indemnitee requests in writing that such Claim not be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties shall have the right to settle, compromise or discharge a third party claim (other than any such third party claim in which criminal conduct is alleged) without the Indemnitee’s consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of all Indemnitees, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the indemnifying party, and in all other cases may not so settle without the prior written consent of the Indemnitee. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any Claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such Claim, any indemnifying party may elect to do so at such party’s sole expense.

(e)           No Claim under this Section 8.2 shall be made unless the aggregate amount of any such Claim or Claims exceeds U.S. $10,000.00 (the “Basket Amount”); provided, however, that the foregoing Basket Amount shall not apply to any Claim resulting from any breach or inaccuracy of the representations, warranties or agreements of the Shareholders or a Shareholder contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability, Good Title), 2.4 (Capitalization), 2.12 (Taxes), and 2.17 (Financial Advisors). In the event of a Claim, the full amount thereof (including the Basket Amount) shall be recoverable by the Indemnitee hereunder, subject to the limitations of Sections 8.2(a) and (b).

(f)            No Shareholder shall be entitled to make any Claim against the Purchaser or PPDA or any of their Affiliates by reason of the fact that he or she was a controlling person, director, officer, employee, agent or other representative of the Company (whether such Claim is for Losses of any kind or otherwise and whether such Claim is pursuant to any statute, charter, bylaw, contractual obligation or otherwise) with respect to any action brought by any Indemnitee against such Shareholder in accordance with this Section 8.2 (whether such action is pursuant to this Agreement, applicable law or otherwise) or otherwise based on any facts or circumstances that have resulted in any Losses to any Indemnitee covered by this Section 8.2, whether or not a Claim for indemnification in respect thereof has been made against such Shareholder. Except as specifically provided herein, this Section 8.2(f) shall not reduce or eliminate any indemnification to which a Shareholder would otherwise be entitled by Law in respect of actions taken by such Shareholder in his or her capacity as an officer or director of the Company that do not result in any Losses to any Indemnitee covered by this Section 8.2(f).

8.3	Intentionally Deleted

ARTICLE IX - GENERAL PROVISIONS

9.1	Expenses

Except as otherwise set forth herein, all costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses. Such fees and expenses shall be paid as incurred and shall be payable whether or not the merger contemplated by this Agreement is consummated.

9.2	Notices

Any notice or demand desired or required to be given hereunder shall be in writing given by personal delivery, certified or registered mail, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice or request shall be the date of personal delivery, four days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed, or the day following the date deposited with a reputable overnight courier service for overnight delivery, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

TO PPDA OR THE PURCHASER:

PIPELINE DATA INC.

1515 Hancock Street

Quincy, Massachusetts 02184

Facsimile: 617-405-2619

with a copy, which shall not constitute notice, to:

Sheila Corvino, Esq. 811 Dorset West Road Dorset, Vermont 05251 802-867-2468

TO THE COMPANY OR THE SHAREHOLDERS:

AIRCHARGE

5465 W Grand Ave

Gurnee IL 60031

Facsimile: (847) 557-9146

with a copy to:

Stuart Berks, Esq. Deutsch, Levy & Engel, Chartered 225 W. Washington St. – Suite 1700 Chicago, Illinois 60606 Facsimile: (312) 346-1460
9.3	Severability

If any term or other provision of this Agreement is determined by a court or by arbitration to be invalid, illegal or incapable of being enforced under any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.4	Entire Agreement

All prior or contemporaneous agreements, contracts, promises, representations and statements among the parties to this Agreement as to the subject matter hereof (other than the Exhibits and Schedules to this Agreement and the other agreements specifically mentioned in this Agreement, and the certificates and other documents delivered pursuant to this Agreement or in connection herewith (together with this Agreement, the “Transaction Documents”)) are merged into this Agreement. The Transaction Documents set forth the entire understanding and agreement among the parties with respect to the subject matter hereof and thereof, and there are no terms, conditions, representations, warranties or covenants other than those contained in the Transaction Documents or supplied by law

9.5	Assignment

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Purchaser, the Company and the Shareholders holding a majority of Shares immediately prior to the Closing; provided, however, that after the Closing the Purchaser may, without such consent, assign this Agreement to PPDA and PPDA may, without such consent, assign its rights under this Agreement to a subsidiary or a controlled corporation.

9.6	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7	Specific Performance

Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that, prior to the Closing, any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled, prior to the Closing, to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity.

9.8	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to principles of conflicts of laws.

9.9	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11	Waiver of Jury Trial

To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action arising out of or based upon this Agreement or any Related Document or agreement contemplated hereby or the subject matter hereof or thereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each party acknowledges that it has been informed by the other parties that this Section 9.11 constitutes a material inducement upon which such other parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any party hereto may file an original counterpart or a copy of this Section 9.11 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

9.12	Consent to Jurisdiction

Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the nonexclusive jurisdiction and venue of the state and federal courts located in Northfolk County, Massachusetts for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts or to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State in which such proceeding was commenced, and agrees to service of process by registered or certified mail, return receipt requested.

9.13	Amendment

This Agreement may not be amended except by an instrument in writing signed by PPDA, the Company and the Shareholders holding a majority of the Shares immediately prior to the Closing.

9.14	Attorneys’ Fees

In the event of any action to enforce this Agreement, for interpretation or construction of this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all reasonable attorneys’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof); provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such attorneys’ fees shall be apportioned in accordance with the monetary values of the items decided against each party.

9.15	Non Solicitation and Confidentiality.

(a)  In consideration for the benefits Shareholders are receiving hereunder, and for other good and valuable consideration, Shareholders agree that during the period beginning on the date hereof and ending sixty (60) months following the date of this Agreement, Shareholders directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not (i) solicit or hire any employee of PPDA who was an employee of PPDA at any time; or (ii) interfere with, disrupt or attempt to disrupt any present business relationship, contractual or otherwise.

(b)  Shareholders further agree that during the period beginning on the date hereof and ending sixty (60) months following the date of this Agreement, they will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation any confidential information (“Information”) relating to PPDA, or any of its subsidiaries or affiliates, including, but not limited to, any information concerning the financial condition, assets, personnel, procedures, techniques, customers and suppliers. The foregoing restrictions with respect to the Information shall not apply to any Information which (i) on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, in violation of the terms hereof, (ii) was available to such party on a non-confidential basis prior to its disclosure, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement, or (iv) is disclosed pursuant to any legal requirement or in connection with any legal process.

(c)  In consideration for the benefits Shareholders are receiving hereunder, and for other good and valuable consideration, Shareholders (excluding Employee Shareholders) agree that during the period beginning on the date hereof and ending twenty-four (24) months following the date of this Agreement, Shareholders (excluding Employee Shareholders) directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not operate, develop, be engaged in, concerned, interested or own any interest (other than ownership of less than 5% of the equity securities of a publicly traded company) in any entity (other than Pipeline, any subsidiary of Pipeline or any entity spun-off from any of them) which engages in the business of the development and marketing of a software product for the processing of payment transactions by credit card or check using wireless devices, anywhere in the world.

(d)           Shareholders agree and acknowledge that the violation of the covenants in this Section 9.15 would cause irreparable injury to PPDA and that the remedy at law for any violation or threatened violation would be inadequate and that PPDA shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Shareholders represent that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Shareholders further represent and admit that time periods contained in Section 9.15 are reasonably necessary to protect the interests of PPDA and would not unfairly or unreasonably restrict Shareholders.

(e)           For purposes of this Section 9.15 only, references to PPDA shall include any and all subsidiary companies of PPDA existing as of the date of this Agreement.

9.16	Adjustment to Number of Shares.

In the event that subsequent to the date of this Agreement there is a change in the issued and outstanding shares in any stock that is referenced pursuant to the terms of this Agreement (including any stock that is to be conveyed or delivered hereunder) due to a stock split, reverse stock split, adjustment in conversion ratio, recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, the number of shares set forth herein, and any applicable price per share, shall be adjusted proportionately so as to give effect to any such change, all in keeping with the parties original intentions pursuant to this Agreement on the date hereof. For purposes hereof, any transaction involving the issuance of shares to employees of PPDA pursuant to stock options or stock dividend in consideration for services and/or the issuance of shares of PPDA to third parties in consideration of the acquisition of shares or assets of any other company or business acquired by PPDA (or any subsidiary of PPDA) shall be deemed a transaction involving the issuance of such shares with receipt of consideration and shall not be subject to a proportionate adjustment in the price per share pursuant to this Section 9.16.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

	PIPELINE DATA INC.		AIRCHARGE, INC.
By:	/s/ MacAllister Smith	By:	/s/ MacAllister Smith
Name:	MacAllister Smith	Name:	MacAllister Smith
Title:	Chief Executive Officer	Title:	Chief Executive Officer

WORLD PRODUCTS, INC. d/b/a AIRCHARGE
By:	/s/Robert L. Wallace
Name:	Robert L. Wallace
Title:	President

SHAREHOLDERS SHAREHOLDERS:
/s/ Robert L. Wallace III
Robert L. Wallace III

/s/ Karen L. Wallace
Karen L. Wallace

/s/Richard Hoffman
Richard Hoffman

/s/Steven Hoffman
Steven Hoffman

/s/ Robert L. Wallace, Jr.
Robert L. Wallace, Jr.

/s/ Linda Wallace
Linda Wallace